Exhibit 99.1

OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding Company common stock beneficially owned as of September 28, 2011 by (i) each person or entity who or which was known to the Company to be the beneficial owner of more than 5% of the Company’s issued and outstanding common stock, (ii) the directors of the Company, (iii)  executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.  The information set forth in the following table is based solely on reports filed by such shareholders pursuant to Section 16 and Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.  The number of common shares set forth below excludes any common shares underlying options and warrants that are not freely exercisable by them within 60 days of September 28, 2011.

	Common Stock Beneficially Owned as of September 28, 2011
Name of Beneficial Owner	Number		%

Bear State Financial Holdings, LLC 900 S. Shackleford, Suite 200 Little Rock, Arkansas 72211	17,115,262	(1)	81.53	%(2)

Directors:
Richard N. Massey	17,115,262	(1)(3)	81.53	%(2)
Larry J. Brandt	266,632	(4)	1.38
W. Dabbs Cavin	0		—
John P. Hammerschmidt	73,472	(5)	*
Frank Conner	15,925	(6)	*
K. Aaron Clark	0		—
Scott T. Ford	0		—

Other executive officers:
Christopher M. Wewers	0		*
Sherri R. Billings	48,917	(7)	*
Jaime Russell Guerra	0		—
John T. Adams	0		—

All directors and executive officers of the Company as a group (11 persons)	17,520,208	(3)	83.46	%(2)

*   Represents less than 1% of the outstanding common stock.

(1)	Includes (i) 15,425,262 shares of common stock and (ii) a warrant to purchase 1,690,000 shares of common stock.

(2)
Based upon 19,302,603 shares of common stock of the Company issued and outstanding as of September 28, 2011 plus 1,690,000 shares of common stock issuable upon exercise of a warrant to Bear State within 60 days hereof.

(3)	Amount includes shares of common stock owned by Bear State. Mr. Massey is the managing member of Bear State with exclusive voting and dispositive power over such shares.

(4)
Includes 56,100 shares held jointly with Mr. Brandt’s spouse, 13,120 shares held jointly with Mr. Brandt’s children, 68,252 shares held individually by Mr. Brandt’s spouse, 25,236 shares held in a limited liability company of which Mr. Brandt’s spouse has a 21.98% ownership interest, and 16,176 shares held in Mr. Brandt’s account in the 401(k) Plan.

(5)	Includes 4,000 shares held by a company owned by Mr. Hammerschmidt.

(6)
Includes 3,684 shares held jointly with Mr. Conner’s spouse, 8,757 shares held jointly with Mr. Conner’s child, and 3,484 shares held jointly by Mr. Conner and his spouse as co-trustees for a trust for their benefit.

(7)
Includes 14,980 shares held jointly with Mrs. Billings’ spouse, 4,811 shares held individually by Mrs. Billings’ spouse, 1,940 shares held by Mrs. Billings child and 27,186 shares held in Mrs. Billings’ account in the 401(k) Plan.